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                                  EXHIBIT 10.2

                                 PLAN OF MERGER


                                 BY AND BETWEEN


                        VALLEY OF THE ROGUE BANK ("VRB")


                                       AND


                   COLONIAL BANKING COMPANY ("COLONIAL BANK")









                 Date Effective the 30th day of September, 1997.

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                                 PLAN OF MERGER


         THIS PLAN OF MERGER is entered into as of the 30th day of September, 1997 (the "Plan" or "Plan of Merger"), by and between VALLEY OF THE ROGUE BANK ("VRB"), and COLONIAL BANKING COMPANY, ("Colonial Bank")

                                    RECITALS:

         A. VRB is an Oregon state chartered bank with its head office at 110 Pine Street, Rogue River, Oregon.

         B. Colonial Bank is an Oregon state chartered bank with its head office at 117 N.E. "F" Street, Grants Pass, Oregon.

         C. The parties hereto desire to enter into a Plan of Merger under which Colonial Bank will merge with and into VRB and Colonial Bank shareholders will receive cash for their shares pursuant to the terms of this Plan.

         D. Investors Banking Corporation ("IBC") owns 307,203 shares of capital stock of Colonial Bank.

         E. VRB and the shareholders of IBC entered into a Stock Option Agreement that grants VRB the option to acquire all the shares of IBC capital stock.

         F. The Board of Directors of each of Colonial Bank and VRB have approved this Plan of Merger and authorized the execution, delivery and performance of this Plan of Merger on behalf of the respective banks.

         G. At or prior to the date the Merger becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

                                    AGREEMENT

         In consideration of the mutual covenants herein contained, the parties hereby enter into the Plan of Merger and agree as follows:

         For purposes of this Plan, the following terms shall have the definitions given:

         "Colonial Bank Stock" means shares of common and preferred stock of Colonial Bank.


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         "Dissenting Shares" means shares held by Colonial Bank shareholders who have perfected their rights to have their shares purchased pursuant to ORS 711.042, 711.045 and 711.047 of the Oregon Bank Act.

         "Effective Date" is the date on which the Plan of Merger is effected by issuance of a Certificate of Merger by the Oregon Department of Consumer and Business Services ("Oregon Director").

         "Employee Benefit Plan" means an employee benefit plan as defined by section 3 of ERISA.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FHA" means the Federal Housing Administration.

         "FHLMC" means the Federal Home Loan Mortgage Corporation.

         "FNMA" means the Federal National Mortgage Association.

         "GNMA" means the Government National Mortgage Association.

         "IBC" means Investors Banking Corporation.

         "IRS" means the Internal Revenue Service.

         "Oregon Director" means the Director of the Oregon Department of Consumer and Business Services.

         "Merger" means the merger of Colonial Bank with and into VRB on the Effective Date in accordance with this Plan of Merger.

         "Oregon Bank Act" means Chapter 706 through 716 of the Oregon Revised Statutes.

         "Plan of Merger" means this Plan of Merger by and between VRB and Colonial Bank.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "SEC" means the Securities and Exchange Commission.

         "SBA" means the Small Business Administration of the Department of Commerce.


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         "Resultant Bank" means the banking institution formed by the merger of
VRB and Colonial Bank as provided by the Plan of Merger which shall be VRB.

         "VA" means the Veterans Administration.




                                    MERGER .

         1.1 The effective date of this Plan of Merger (the "Effective Date") shall be set forth in a Certificate of Merger issued with respect to this Plan of Merger by the Oregon Director.

         1.2 At the Effective Date, the corporate existence of Colonial Bank shall, as provided by Oregon law, be merged into and continued in Resultant Bank, and the separate existence of Colonial Bank shall terminate. All rights, franchises and interests of Colonial Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in Resultant Bank by virtue of such merger without any deed or other transfer, and Resultant Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Colonial Bank on the Effective Date.

         1.3 Until altered, amended or repealed, the Articles of Incorporation and Bylaws of VRB on the Effective Date shall be the Articles of Incorporation and Bylaws of Resultant Bank. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, the officers and directors of VRB on the Effective Date shall be the officers and directors of the Resultant Bank.

         1.4 Until changed by the Board of Directors of Resultant Bank, the locations and names of the existing offices of VRB shall remain the locations and names of the offices of the Resultant Bank after the Effective Date and, until thereafter changed, all corporate acts, plans, policies, contracts, approvals and authorizations of VRB or Colonial Bank and their respective shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Resultant Bank and shall be as effective and binding thereon as the same were with respect to VRB prior to the Effective Date. The following Colonial Bank branches will be given the names as indicated:

       CURRENT BRANCH NAME      NAME FOLLOWING MERGER
       ------- ------ ----      ---- --------- ------

       Head Office              Downtown Grants Pass Branch
       South Grants Pass        Williams Highway Branch


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        East Medford            East Jackson Street
        Merlin                  Merlin Branch
        Rogue River Branch      [to be consolidated into the Main Branch of VRB]

         1.5 On the Effective Date, Resultant Bank shall be liable for all liabilities of Colonial Bank; and all deposits, debts, liabilities, and contracts of Colonial Bank matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Colonial Bank shall be those of Resultant Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

         1.6 Upon the Effective Date each share of Colonial Bank Stock (except for Dissenting Shares and shares held by VRB) shall be converted into the right to receive cash of $43.36 per share from the Resultant Bank. Colonial Bank Stock held by VRB shall be cancelled without consideration.

         1.7 At or prior to the Effective Date, VRB will deposit sufficient cash in a designated CBC Stock Exchange Account to make the payments required hereunder.

         1.8 The shareholders of record of Colonial Bank shall, upon the surrender by them to Resultant Bank of all certificates representing shares of stock held by them of record, (or upon delivery of an appropriate affidavit of loss and at the discretion of VRB either a bond or an undertaking of indemnity in the case of any such certificates that have been lost, stolen, or destroyed), be entitled to receive in exchange therefor cash to which they are entitled. Until so surrendered, each outstanding certificate which, prior to the Effective Date, represented shares of common stock of Colonial Bank shall be deemed for all corporate purposes to be redeemed with the previous holder only entitled to receive the cash consideration provided. Upon surrender and exchange of such outstanding certificates which, prior to the Effective Date, represented shares of stock of Colonial Bank, there shall be paid to the record holders of the certificates surrendered, the amount, without interest thereon, they are entitled to receive pursuant to Section 1.6 hereof.

         1.9 Shareholders of Colonial Bank have the right to elect to dissent from this Plan of Merger and receive the fair value for their shares (the "Dissenting Shares") as provided by certain provisions of the Oregon Bank Act attached hereto as Exhibit A. Notwithstanding any other provision of this Plan of Merger, any Dissenting Shares shall, after the Effective Date, be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the Oregon Bank Act.


                               REPRESENTATIONS AND
                          WARRANTIES OF COLONIAL BANK.


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         Colonial Bank represents and warrants to VRB as follows (except as described in a Schedule of Exceptions heretofore delivered to VRB):

                  Organization, Existence, and Authority of Colonial Bank. Colonial Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted. Its activities do not require it to be qualified to do business in any other state.


                  Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Colonial Bank consists of 2,000,000 shares of common stock ($5.00 par value) of which 235,993 shares are outstanding and are validly issued, fully paid and nonassessable (except as provided by the Oregon Bank Act) and 160,857 shares of preferred stock ($10.50 par value) of which 143,008 shares are outstanding and are validly issued, fully paid and nonassessable (except as provided by the Oregon Bank Act). No subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Colonial Bank, or which enable or require Colonial Bank to acquire shares of its capital stock or other investment securities from any holder, are authorized, issued or outstanding except for options authorizing the holders thereof to acquire 47,599 Colonial Bank shares at a weighted average exercise price of $10.61.


                           Articles of Incorporation, Bylaws, Minutes. The
                  copies of the Articles of Incorporation, as amended, and the Bylaws, as amended, of Colonial Bank delivered to VRB as
                  Schedule 2.3, are true, correct and complete copies of existing Articles of Incorporation and Bylaws of Colonial Bank as amended to date. Colonial Bank is not in material violation of any provision of its Articles of Incorporation or Bylaws. The minute books of Colonial Bank which have been or will be made available to VRB for its review contain accurate and complete minutes of all meetings and all consents evidencing actions taken without a meeting by the Board of Directors (and any committees thereof) and by its shareholders.


                  No Holding Company, Joint Venture, or Other Subsidiaries. No corporation or other entity is registered or, to the knowledge of Colonial Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of Colonial Bank except for IBC. Colonial Bank does not directly or indirectly own or control, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Colonial


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         Bank is not a part of any joint venture, or general or limited partnership, or a member of any unincorporated association.


                  Shareholder Reports. Colonial Bank has delivered to VRB as
         Schedule 2.5 copies of all of Colonial Bank's reports and other communications to stockholders since January 1, 1995, including all proxy statements and notices of shareholder meetings. Until the Effective Date, Colonial Bank will furnish to VRB copies of all future shareholder communications within two days after such materials are first sent to its shareholders.


                  Colonial Bank Call Reports. Colonial Bank has delivered to VRB as Schedule 2.6 copies of Colonial Bank's "Call Reports of Conditions and Income" filed with the FDIC for December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997 (which, together with all future reports so filed, the "Colonial Bank Call Reports"), together with copies of all other reports, applications, statements and other filings required to be filed by Colonial Bank with the FDIC or Oregon Director since December 31, 1994. Until the Effective Date, Colonial Bank will file with the FDIC or Oregon Director (and will furnish to VRB within two days thereafter) all additional reports and other documents which Colonial Bank is required by law or regulation, or otherwise files, with the FDIC or Oregon Director. The Colonial Bank Call Reports have been and will be prepared in accordance with regulatory accounting principles, consistently applied throughout the periods presented and present fairly the financial conditions and results of operation of Colonial Bank in accordance with such regulatory principles on the dates and for the periods covered thereby. As of the date filed, each such filing has complied or will comply with all requirements applicable to such filing in all material respects.


                  Colonial Bank Financial Reports. Except as noted on Schedule 2.7, any financial statements furnished or to be furnished pursuant to
         Section 2.5 for any subsequent periods have been and will be prepared in accordance with generally accepted accounting principles, consistently applied and present fairly the financial position and results of operation of Colonial Bank on the dates and for the periods covered thereby, except that interim period statements are in summary form without required footnotes and are subject to year-end adjustments.


                  Books and Records. The books and records of Colonial Bank accurately reflect in all material respects the transactions to which it is a party or by which it or its properties are bound or subject. Such books and records have been and are accurate and complete and comply in all material respects with applicable legal, regulatory and accounting requirements.


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                           Legal Proceedings. Except for regulatory examinations
                  conducted in the normal course of regulation of Colonial Bank and applications for regulatory approval of the Merger, and except as disclosed in Schedule 2.9 delivered to VRB, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the knowledge of Colonial Bank, threatened against or affecting Colonial Bank before any court, administrative officer or agency, other governmental body or arbitration which might, individually or in the aggregate, result in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Colonial Bank or which might materially hinder or delay the consummation of the transactions contemplated by this Plan of Merger.


                  Compliance with Lending Laws and Regulations. Except as disclosed in Schedule 2.10 delivered to VRB:


                  (a) The conduct by Colonial Bank of its business and the operation by Colonial Bank of the properties or other assets owned or leased by it does not violate or infringe any applicable domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect Colonial Bank. Specifically, but without limitations, Colonial Bank is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to Colonial Bank governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other applicable legal prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Law, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. Except as would not have a material adverse effect in relation to Colonial Bank's loan portfolio taken as a whole (i) all loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Colonial Bank, as held in its portfolios, or as sold into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, (ii) each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Colonial Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits, (iii) all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations, and (iv) all Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or


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other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

                  (b) The loan files of Colonial Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

                  (c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Colonial Bank in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Colonial Bank has been or will be suffered or incurred by Colonial Bank.

                  (d) Colonial Bank is not in violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Colonial Bank or as to which Colonial Bank has sold to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Colonial Bank.

                  (e) Colonial Bank has not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

                           Commitments. Colonial Bank has delivered to VRB as
                  Schedule 2.11 a listing of all outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Colonial Bank.


                           Hazardous Wastes. To the knowledge of the directors
                  and officers of Colonial Bank, neither Colonial Bank, nor any other person having an interest in any property which Colonial Bank owns or leases, or has owned or leased, or in which it holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a trust deed ("Property") has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Property in violation of applicable laws which would have a material adverse effect on Colonial Bank. To the knowledge of the directors and officers of Colonial Bank, individually or in the aggregate, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of


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                  Colonial Bank. Colonial Bank has received no notice of, or has no reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against Colonial Bank, any such other person or such Property as a result of any of the foregoing events. "Hazardous Material" means any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly, upon such properties or effects.


                           Contingent and Other Liabilities. Colonial Bank has
                  delivered to VRB as Schedule 2.13 a list of contingent and other liabilities not set forth in other schedules, together with copies of documents evidencing those liabilities. Except as set forth in the Colonial Bank Financial Reports or in schedules delivered by Colonial Bank to VRB, and except for FDIC insured deposits, federal funds purchased and securities sold under agreements to repurchase, and other obligations and liabilities incurred in the ordinary course of business arising out of transactions subsequent to the date of such Financial Reports, Colonial Bank has no obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are material or which, when combined with all other such obligations or liabilities would be material to the business, assets, earnings, operation or condition (financial or otherwise) of Colonial Bank.


                           No Adverse Changes. Since June 30, 1997, (a) there
                  has been no material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Colonial Bank; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Colonial Bank except cash dividends as required by the terms of Colonial Bank's preferred stock outstanding, nor has Colonial Bank purchased or redeemed any of its shares (other than purchases of stock options as anticipated by Section 4.11 of the Plan of Merger); and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Colonial Bank. As of the Effective Date, Colonial Bank will have no obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, in excess of $50,000 individually, or $100,000 in the aggregate, other than:


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         Obligations and liabilities disclosed in call reports as of June 30,
         1997 or otherwise disclosed to VRB pursuant to this Plan of Merger;

         Obligations and liabilities incurred in, or as a result of, the normal and ordinary course of business, consistent with past practices, which do not, in the aggregate, have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Colonial Bank; and

         Obligations and liabilities incurred otherwise than in or as a result of the normal and ordinary course of business consistent with past practices, provided VRB shall have consented thereto pursuant to
         Section 4.1 hereof.

         There is no basis for any claim against Colonial Bank or any other obligation or liability of any nature, in excess of $50,000 individually or $100,000 in the aggregate, except as set forth in clauses (a), (b), and (c) above.

                           Regulatory Approvals Required. The nature of the
                  business and operations of Colonial Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit Colonial Bank to perform its obligations under this Plan, or to prevent the termination of any material right, privilege, license or agreement of Colonial Bank, or any material loss or disadvantage to its business, upon consummation of the Plan of Merger, except for:


                  (a) Approval of the Plan of Merger by the Oregon Director;

                  (b) Approval of the Plan of Merger by the FDIC; and

                  (c) Filing of the Plan of Merger with the Oregon Director.

                           Corporate and Shareholder Approval of Plan, Binding
                  Obligations. Colonial Bank has all requisite corporate power to execute, deliver and perform its obligations under this Plan. The execution, delivery and performance of this Plan, and the transactions contemplated thereby, have been duly authorized by the Board of Directors of Colonial Bank. No other corporate action on the part of Colonial Bank other than shareholder approval is required to authorize the Plan of Merger or the consummation of the transactions contemplated thereby. This Plan has been duly executed and delivered by Colonial Bank and constitutes the legal, valid and binding obligation of Colonial Bank enforceable in accordance with its terms.


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                           No Defaults from Transaction. Subject to compliance
                  with the governmental approvals described in Section 2.15, neither the execution, delivery and performance of the Plan of Merger by Colonial Bank, nor the consummation of the transactions contemplated thereby will conflict with, result in any breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of its Articles of Incorporation or Bylaws, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any contract, agreement or instrument to which it is a party or by which it is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Colonial Bank which are material to their business.


                           Tax Returns. Except as would not have a material
                  adverse effect on Colonial Bank, (i) Colonial Bank, as a member of the IBC consolidated group, has filed all federal, state and other income, franchise or other tax returns, required to be filed by it, (ii) each such return is complete and accurate in all material respects, (iii) all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof, and (iv) Colonial Bank has timely and accurately filed all currency transaction reports required by the Bank Secrecy Act, as amended, and has timely and accurately filed all required information returns and reports, including without limitation forms 1099, and has exercised due diligence in obtaining certified taxpayer identification numbers as required by the Code and Treasury Regulations. Colonial Bank has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and Colonial Bank does not know of any pending or threatened audit or investigation of Colonial Bank with respect to any tax liabilities. There are currently no agreements in effect to either extend the period of limitations for assessment or collection of any tax. Colonial Bank has delivered to VRB as
                  Schedule 2.18 copies of the federal and state tax returns for years 1994 through 1996 for IBC.

                           Real Property, Leased Personal Property. Colonial
                  Bank has delivered to VRB as Schedule 2.19 a list setting forth all real property owned by Colonial Bank as present, former or future bank premises and all real property currently held as other real estate owned. Except as set forth in that schedule or except for disposition of other real estate owned in the ordinary course of business, Colonial Bank will own all of such real property presently owned, on the Effective Date. Except as may be noted on that schedule, all real property reflected in the Colonial Bank Call Report as of June 30, 1997 is included in that schedule. The leases pursuant to which Colonial Bank leases real and personal property, copies of which have also been delivered to VRB as part of Schedule 2.19, are valid and effective in accordance with their respective terms and there is not under any such lease any


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                  default by Colonial Bank nor has there occurred any event
                  which, with the giving of notice, lapse of time, or otherwise, would constitute an event of default. The real and personal property leased by Colonial Bank is free of any adverse claims known to Colonial Bank. Except as noted on Schedule 2.19, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by Colonial Bank, are in all material respects in good operating condition and repair and conform in all material respects to all applicable laws, ordinances and regulations. Colonial Bank has good and marketable title to all of its real and personal property, subject to no mortgages, pledges, encumbrances, liens or charges of any kind, except liens for taxes not delinquent and except as shown in Schedule 2.19 delivered to VRB. Colonial Bank owns or leases all property on which its continued business operations are materially dependent.


                           Insurance. Colonial Bank has provided to VRB as
                  Schedule 2.20 copies of all insurance policies currently in force with respect to Colonial Bank's business and real and personal property, and it will maintain all existing insurance through the Effective Date. Colonial Bank is in compliance in all material respects with all existing insurance policies and has not failed to give timely notice or present any material claim thereunder. Except as set forth in Schedule 2.20, Colonial Bank has maintained such policies or comparable coverage for each of the past six years.


                           Trademarks. Colonial Bank owns or licenses all
                  patents, trademarks, copyrights or trade names which it considers to be material to its business taken as a whole, and has not been charged with infringement or violation of any patent, trademark, copyright or trade name which would be likely to have a material adverse effect on its business.


                           Contracts and Agreements. Colonial Bank has delivered
                  to VRB as Schedule 2.22, copies of all material outstanding contracts, agreements, leases or understandings to which Colonial Bank is a party or to which any of its properties are subject, except those referred to in schedules furnished pursuant to other sections of this Plan, and except for any contracts or agreements entered into with Colonial Bank customers in the ordinary course of business. Such documents include, without limitation, all agreements, contracts, leases or understandings with officers and directors of Colonial Bank or VRB, all of which are related to, and have been entered into in the ordinary course of, Colonial Bank's banking business. Colonial Bank is not in material default or breach, nor has there occurred any event which with notice or lapse of time would constitute a material breach or default by Colonial Bank, under any contract, agreement, instrument, lease or understanding, and, excluding defaults by customers of Colonial Bank


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
                  reflected in Colonial Bank's regular delinquent loan reports which have been and will be made available to VRB, Colonial Bank does not know of any default by any other party thereto and, no contract, agreement, lease or undertaking referred to in Schedule 2.22, will be modified or changed prior to the Effective Date without the prior written consent of VRB which will not be unreasonably withheld. No consent or approval by the parties thereto is required by reason of this Plan to maintain such contracts, agreements, leases and undertakings in effect. No waiver or indulgence has been granted by any of the landlords under any such leases.


                           Employee Benefits.


                  (a) Each Employee Benefit Plan sponsored or maintained by Colonial Bank ("Benefit Plan") is set forth in Schedule 2.23. Except as set forth in such schedule, Colonial Bank neither has nor has sponsored any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, sickness, disability, medical or death benefit plans.

                  (b) Except as set forth on Schedule 2.23, there are no employment contracts entered into by Colonial Bank and no other deferred compensation contracts, agreements, arrangements or commitments maintained or agreed to by it. There are no other compensation, employment or collective bargaining agreements, stock options, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind, covering employees or former employees or other persons of Colonial Bank.

                  (c) Colonial Bank does not maintain nor contribute to an "employee welfare benefit plans" (as defined in section 3(1) of ERISA).

                  (d) Other than as set forth in Schedule 2.23, Colonial Bank has not maintained a pension benefit plan that is subject to title 1, subtitle B, part 3 of ERISA ("Pension Benefit Plan"). With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs are set forth on Schedule 2.23. There are no other material liabilities of Colonial Bank that would be incurred in connection with a termination of the Plan, and the Plan is fully funded.

                  (e) Colonial Bank and, to the knowledge of the executive officers and directors of Colonial Bank, all persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan, are, and have since inception been, in compliance in all material respects with, and each such Benefit Plan is and has been operated in all material respects in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such

Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA and the Code (including section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under section 401(b) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals for the Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule
2.23 and each amendment thereto has been made by the IRS.

                  (f) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Benefit Plan has been operated since inception in material compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan has been administered in material compliance with federal law, including without limitation the health care continuation requirements of federal law ("COBRA"). Other than as required by COBRA, and amounts due Participants under each Pension Benefit Plan, Colonial Bank has no obligation to furnish health, severance or other benefits under any Benefit Plan after retirement or other severance of an employee.

                  (g) Neither Colonial Bank nor, to Colonial Bank's knowledge, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of section 406(a) or (b) of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or (d) of the Code or in any prohibited transactions under predecessor provisions of the Code.

                  (h) Colonial Bank has had no liability to the Pension Benefit Guaranty Corporation ("PBGC"). No material liability to the PBGC has been or will be incurred by Colonial Bank or other trade or business under "common control" with Colonial Bank (as determined under section 414(c) of the Code) ("Common Control Entity") on account of any termination of an employee pension benefit plan subject to title IV of ERISA. Except as set forth in Schedule 2.23, since September 1, 1974, no filing has been made by Colonial Bank (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan subject to title IV of ERISA maintained, or wholly or partially funded by Colonial Bank (or any Common Control Entity). Neither Colonial Bank nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of section 4063 of ERISA, (iii) ceased making contributions on or before the Effective Date to any employee pension benefit plan subject to section 4064(a) of ERISA to which Colonial Bank (or any Common Control Entity) made contributions during the five years prior to the Effective Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in section 3(37) of ERISA) so as to incur withdrawal liability as defined in section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under section 4207 or 4208 or ERISA).

                  (i) Complete and correct copies of the following documents have been furnished to VRB as Schedule 2.23:

                          (i) Each Benefit Plan and any related trust
agreements;

                          (ii) The most recent summary plan descriptions of each
Benefit Plan subject to ERISA;

                          (iii) The most recent determination letters of the IRS
with respect to the qualified status of a Pension Benefit Plan;

                          (iv) Annual Reports (on form 5500 series) required to
be filed with any governmental agency for the last two years;

                          (v) Financial information which identifies (x) all
asserted or unasserted claims arising under any Benefit Plan, (y) all claims presently outstanding against any Benefit Plan, and (z) a description of any future compliance action required with respect to any Benefit Plan under ERISA, or federal or state law.

                  (j) Each Welfare Benefit Plan and each Pension Benefit Plan is legally valid and binding and in full force and effect.

                           Employment Disputes. There is no labor strike,
                  dispute, slowdown or stoppage pending or, to the best knowledge of Colonial Bank, threatened against Colonial Bank, and Colonial Bank does not have any knowledge of any attempt to organize any employees of Colonial Bank into a collective bargaining unit. Consummation of the Plan of Merger will not (either alone or in combination with any other act or event) result in any payment of severance pay or any other payment becoming due from Colonial Bank to any of its employees except as set forth in Schedule 2.23. Colonial Bank is not a party to any agreement involving payments to any person or entity based upon the profits, revenues or other financial performance of Colonial Bank except as set forth on Schedule 2.23.


                           Reserve for Loan Losses. Colonial Bank's reserve for
                  loan losses, as established from time to time, is adequate as determined by the standards applied to Colonial Bank by the applicable bank regulatory agencies and pursuant to generally accepted accounting principles. At the time of closing, the percentage of the reserve to total loans will not be less than such percentage was at June 30, 1997.


                           Repurchase Agreement. Colonial Bank has valid and
                  perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreements.


                           Shareholder List. The list of shareholders of
                  Colonial Bank dated June 6, 1997, provided to VRB as Schedule 2.27, is a true, correct and complete list of the names, addresses and holdings of all record holders of Colonial Bank Stock as of that date. Colonial Bank shall notify VRB of any change known to Colonial Bank in such stock ownership of over one percent (1%) through the Effective Date.


                           Proxy Statement. The proxy statement to be used by
                  Colonial Bank to solicit proxies from the holders of Colonial Bank Stock at the meeting of shareholders held to consider and vote upon this Plan of Merger, and the transactions contemplated thereby (in its definitive form the "Proxy Statement"), will fairly describe the transaction and Colonial Bank, and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement which may be made with respect to VRB. Colonial Bank will promptly advise VRB in writing if at any time prior to the Effective Date Colonial Bank shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law.


                           Interests of Directors and Others. Except as shown on
                  Schedule 2.29, no officer or director of Colonial Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of Colonial Bank other than as an owner of outstanding securities or deposit accounts of Colonial Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time by Colonial Bank.


                           Colonial Bank Schedules. Colonial Bank has delivered
                  to VRB the following schedules, as described in the preceding Sections 2.1 through 2.29:

         2.3   Articles of Incorporation and Bylaws.
         2.5   Reports to Shareholders since January 1, 1995.
         2.6 Colonial Bank Call Reports of Condition and Income for December 31, 1994, 1995 and 1996 and June 30, 1997.
         2.7   Colonial Bank Financial Reports
         2.9   Schedule of Litigation.
         2.10  Schedules of Law/Regulatory Violations.
         2.11  Schedule of Commitments.
         2.13  Schedule of Contingent and other Liabilities.
         2.14  Schedule of Changes.
         2.18  Federal and State Tax Returns for 1994 through 1996.
         2.19 Schedule of Owned Real Property and Real and Personal Property; Schedule of Encumbrances on Real and Personal Property.
         2.20  Schedule of Insurance Policies.
         2.22  Schedule of Contracts and Agreements.
         2.23  Employee Benefit Plans
         2.27  Shareholders List as of June 6, 1997.
         2.29 Schedule of Interests of Management in Property or Business of Colonial Bank.

         The information in the schedules constitutes additional representations and warranties made by Colonial Bank hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all waivers applicable thereunder.

                           No Misstatements or Omissions. No representation or
                  warranty of Colonial Bank in this Plan of Merger or in any statement, certificate or schedule furnished or to be furnished by Colonial Bank pursuant to this Plan of Merger or in connection with the transaction contemplated by this Plan of Merger, contains or will contain any untrue statements of a material fact or omits or will omit to state any material fact.


         2.32 Brokers, Investment Bankers. Colonial Bank represents that it has not employed any investment banker, broker, finder or other intermediaries in connection with the transaction contemplated hereby in such manner as to give rise to any valid claim against any party for an investment banker's fee, broker's commission, finder's fee or any like payment.

                              .REPRESENTATIONS AND
                               WARRANTIES OF VRB

         VRB represents and warrants to Colonial Bank, as of the Effective Date, as follows:

                           Organization, Existence, Authority of VRB. VRB is a
                  state chartered bank, duly organized, and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business in the manner then being conducted. Its activities do not require it to be qualified to do business in any other state.


                  VRB Public Reports. VRB has delivered to Colonial Bank as
         Schedule 3.2 copies of VRB's Form 10-K report filed with the SEC for the years ended December 31, 1996 and the Form 10-Q for the six months ended June 30, 1997 (which, together with such reports filed subsequent to such date, the "VRB Public Reports"). Until the Effective Date, VRB will file with the SEC (and will furnish to Colonial Bank within two days thereafter) all additional reports and other documents which VRB is required by the Securities Exchange Act of 1934 or regulations promulgated thereunder to file or otherwise files with the SEC. The VRB Public Reports have been and will be prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly the financial position and results of operation of VRB on the dates and for the periods covered thereby. As of the date filed, each VRB Public Report has and will be accurate and complete, and complies or will comply with all requirements applicable to such filing.


                           Articles of Incorporation, Bylaws, Minutes. The
                  copies of the Articles of Incorporation and the Bylaws of VRB delivered to Colonial Bank as Schedule 3.3, are true, correct and complete copies of existing Articles of Incorporation and Bylaws of VRB, as amended to date. VRB is not in violation of any provision of its Articles of Incorporation or Bylaws. The minute books of VRB contain accurate and complete minutes of all meetings and all consents evidencing actions taken without a meeting by the Board of Directors (and any committees thereof) and by the shareholders of VRB.


         3.4 No Adverse Changes. Since June 30, 1997, there has been no material adverse change in the business, assets, earnings, operations, (financial or otherwise) of VRB taken as a whole.

         3.5 Regulatory Approvals Required. No approval, authorization, consent, license, clearance or order of, any declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order to permit VRB to perform its obligations under this Plan of Merger except for:

                  (a) Approval of the Plan of Merger by the Oregon Director;

                  (b) Approval of the Plan of Merger by the FDIC; and

                  (c) Filing of the Plan of Merger with the Oregon Director.

         3.6 Corporate Approval of Plan, Binding Obligations. VRB has all requisite corporate power to execute, deliver and perform its obligations under this Plan of Merger. The execution, delivery and performance of this Plan of Merger, and the transactions contemplated thereby, have been duly authorized by the Board of Directors of VRB. No other corporate action on the part of VRB is required to authorize this Plan of Merger or the consummation of the transactions contemplated thereby. This Plan has been duly executed and delivered by VRB and constitutes the legal, valid and binding obligation of VRB enforceable against VRB in accordance with its terms.

         3.7 No Violations. The execution, delivery and performance of this Plan of Merger will not violate or conflict with the Articles of Incorporation, Bylaws or any material contract of VRB.

         3.8 Employee Benefits. Each Employee Benefit Plan sponsored or maintained by VRB ("VRB Benefit Plan") is set forth in Schedule 3.8 and complete copies of all VRB Benefit Plans have been delivered to Colonial Bank.

         3.9 VRB Schedules. VRB has delivered to Colonial Bank the following schedules, as described in the preceding Sections 3.1 through 3.8:

                  3.2      VRB Public Reports.
                  3.3      Articles of Incorporation and Bylaws.
                  3.8      Employee Benefit Plans

         The information in the schedules constitutes additional representations and warranties made by VRB hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all waivers applicable thereunder.

         3.10 Financial Resources. VRB has adequate liquidity to provide the funds necessary to exercise the option granted by IBC shareholders and to consummate the transactions contemplated by this Plan of Merger without dependence of any external sources of funds or financing except under legally binding commitments that are not subject to satisfaction of any further conditions.

         3.11 No Misstatements or Omissions. No representation or warranty of VRB to this Plan of Merger or in any statement, certificate or schedule furnished or to be furnished by VRB pursuant to this Plan, contains or will contain any untrue statement of a material fact.

         3.12 Branches and Employment. VRB has no plan or intention to close any facility of Colonial Bank other than the consolidation of the Rogue River Branch or, except for certain senior officers (Vice President or above and making over $50,000), to terminate the employment of any Colonial Bank employee.

         3.13 No Brokers. VRB represents that it has not employed any investment banker, broker, finder or other intermediaries in connection with the transaction contemplated hereby in such manner as to give rise to any valid claim against any party for an investment banker's fee, broker's commission, finder's fee or any like payment.

                                  .COVENANTS OF
                                 COLONIAL BANK

         4.1 Certain Actions. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, except as otherwise contemplated by this Plan of Merger, Colonial Bank shall not, without first obtaining the written approval of VRB, which will not be unreasonably withheld:

                  (a) Amend its Articles of Incorporation or Bylaws;

                  (b) Declare or pay any dividend (except (i) dividends on its preferred stock as required by the terms thereof and (ii) in the event the closing occurs after February 28, 1998, a dividend not in excess of Colonial Bank's adjusted net income after December 31, 1997 through the date of closing calculated without regard to the items described in clauses (i), (ii), and (iii) of Section 6.13); redeem, repurchase or otherwise acquire or agree to acquire any Colonial Bank Stock or make or commit to make any other distribution to Colonial Bank's stockholders;

                  (c) Issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant any shares of any class of the stock of Colonial Bank; any securities convertible into any of such shares; or any options, warrants, or other rights to purchase;

                  (d) Except in the ordinary course of business, borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any commitment, obligation or liability (absolute or contingent); or cancel or agree to cancel any debts or claims;

                  (e) Except in the ordinary course of business, lease, sell or transfer; agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights, or make or permit any amendment or termination of any contract, agreement, instrument or other right to which Colonial Bank is a party and which is material to Colonial Bank's business, assets, earnings, operation or condition (financial or otherwise); or mortgage, pledge or subject to a lien or any other encumbrance any of its assets, tangible or intangible;

                  (f) Violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or violate in any material respect any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business;

                  (g) Increase or agree to increase the compensation payable to any officer, director, employee or agent, except for merit increases to non-management personnel in the ordinary course of business consistent with past practices (provided that this shall not prohibit the payment of normal year-end bonuses which have been fully funded and do not exceed $11,000 per month in total); enter into any contract of employment for a period greater than 30 days or providing for payments upon termination of employment or the occurrence of any other event including but not limited to the consummation of this Plan of Merger; or enter into or make any change in any Employee Benefit Plan except as required by law;

                  (h) Except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing;

                  (i) Acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation consistent with VRB's policy, a copy of which has been provided to Colonial Bank.

                  (j) Make any payment in excess of $50,000 in settlement of any pending or threatened legal proceeding involving a claim against Colonial Bank;

                  (k) Engage in any activity or transaction which is other than in the ordinary course of business including the sale of any properties, securities, servicing rights, loans or other assets except as specifically contemplated hereby, or which would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Colonial Bank provided that nothing herein shall prevent the sale of loans or investments or the taking of other actions for the purpose of maintaining liquidity;

                  (l) Acquire, open or close any office or branch;

                  (m) Do any act which causes Colonial Bank not to remain in good standing with all regulatory authorities having jurisdiction over its business operations;

                  (n) Make or commit to make any capital expenditures, capital additions or capital improvements involving an amount in excess of $10,000 other than completion of the remodel of the South Grants Pass Branch;

                  (o) Make, renew, commit to make, or materially modify any loan over $250,000 or a series of loans or commitments over $500,000 to any person or related persons without furnishing a copy of the report provided to Colonial Bank's loan committee to VRB at least three (3) business days prior to such approval or when such report is first provided to the loan committee if less than three (3) business days;

                  (p) Enter into or modify any agreement or arrangement (except for renewals of previously disclosed indebtedness) which alone or together with all similar arrangements exceeds $100,000, with any director or officer of Colonial Bank, any person who owns more than five percent (5%) of the outstanding capital stock of Colonial Bank, or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%); or

                  (q) Sell any investment securities except as necessary to provide liquidity in accordance with past practices, or materially restructure the mix or maturities of its investment portfolio.

         4.2 Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, Colonial Bank (alone or as a member of a consolidated group) shall duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the FDIC or Oregon Director and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Colonial Bank will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

         4.3 Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, Colonial Bank shall use its best efforts to preserve intact its business organization; to preserve its relationships and goodwill with its customers, employees and other having business dealings with it; and to keep available the services of its present officers, agents and employees. Except as otherwise contemplated hereby or as requested or agreed to by VRB, Colonial Bank will not institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

         4.4 Best Efforts. Colonial Bank will use its best efforts to obtain and to assist VRB in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC and the Oregon Director, to the transactions contemplated by this Plan of Merger, and to obtain the approval of the shareholders of Colonial Bank.

         4.5 Continuing Accuracy of Representatives and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, Colonial Bank will not take any action which would cause or constitute a breach of any of the representations or warranties of Colonial Bank contained in this Plan or which would cause any such representations or warranties, if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby or is expressly limited to a state of facts existing at a time prior to the occurrence of such event). In the event of, and promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Colonial Bank will give detailed written notice thereof to VRB and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

         4.6 Updating Schedules. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, Colonial Bank will, from time to time and as appropriate to ensure that the schedules provided to VRB remain at all times accurate and complete in all material respects, to and including the Effective Date, promptly supplement the schedules. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of this Plan shall not be deemed a modification of Colonial Bank's representations or warranties contained herein.

         4.7 Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan of Merger, Colonial Bank agrees to permit VRB, and its employees, agents and representatives reasonable access during normal business hours to the premises of Colonial Bank on reasonable notice and to all books, files and records of Colonial Bank, including but not limited to loan files, litigation files and federal and state examination reports, and to furnish to VRB such financial and operating data and other information with respect to the business and assets of Colonial Bank as VRB shall reasonably request.

         4.8 Delivery of Reports. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, Colonial Bank will deliver to VRB promptly upon preparation copies of:

                  (a) Minutes of meetings of Colonial Bank's shareholders, Board of Directors, and management or director committees;

                  (b) Colonial Bank loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof;

                  (c) All regularly prepared internal financial statements of Colonial Bank, which shall be issued not less frequently than monthly; and

                  (d) Quarterly statements of condition and income verified by Colonial Bank's chief financial officer and complying with either regulatory accounting principles or generally accepted accounting principles consistently applied, which present fairly the financial condition and results of operations of Colonial Bank on the dates and for the periods covered.

         4.9 Payment of Obligations. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, Colonial Bank will pay promptly upon receipt of billings all accounts payable, including professional fees for legal, financial and accounting services, and will maintain its assets in accordance with good business practices.

         4.10 Shareholder Meeting. Colonial Bank shall call a meeting of its shareholders to consider and vote upon this Plan of Merger and the transactions contemplated thereby. Colonial Bank shall give notice of the meeting in accordance with Oregon law and all requirements of laws and regulations applicable to the merger transaction. The date of the shareholders meeting shall be set in agreement with VRB to follow receipt of regulatory approvals and to immediately proceed the Effective Date. Colonial Bank shall deliver to its shareholders a proxy statement complying with the representations and warranties of Section 2.28 hereof in connection with the shareholders meeting. Provided that the representations and warranties of VRB contained herein continue to be accurate, the shareholders of Colonial Bank signing this Plan agree to vote all Colonial Bank shares held or controlled by it or them for the approval of all such matters.

         4.11 Cash-Out of Options. Prior to the Effective Date, Colonial Bank shall use its best efforts to cancel its outstanding stock options at a price not to exceed the difference between the exercise price of each option and $43.36 per share.

         4.12 Other Actions. Colonial Bank covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Plan of Merger.

         4.13 No Solicitation. Subject to the fiduciary duties of the directors and officers of Colonial Bank based upon a written opinion of Miller, Nash, Wiener, Hager & Carlsen LLP provided to VRB, between the date hereof and the Effective Date, Colonial Bank, its Board of Directors and the shareholders of Colonial Bank executing this Plan, shall not directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction (as defined below), nor will Colonial Bank authorize or knowingly permit any officer or any other person representing or retained by Colonial Bank to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any possible Alternative Acquisition Transaction. Colonial Bank shall promptly orally notify VRB followed by written notice, of any Alternative Acquisition Transaction, whether oral or written, by any person or persons to Colonial Bank, or any indication from any person that it is considering making any Alternative Acquisition Transaction. The persons executing this plan agree to vote his or her Colonial Bank Stock and any shares over which he or she have voting control in favor of this Plan of Merger.

         For purposes of this Plan of Merger an "Alternative Acquisition Transaction" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity, other than VRB, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Colonial Bank or IBC; (ii) acquire in excess of fifteen percent (15%) of the outstanding Colonial Bank Stock or IBC or the right to vote fifteen percent (15%) or more of the Colonial Bank Stock or IBC; or (iii) acquire a significant portion of the assets or earning power of Colonial Bank or IBC.

                                .COVENANTS OF VRB

                           Best Efforts. VRB will use its best efforts to obtain
                  and to assist Colonial Bank in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the FDIC and the Oregon Director, to the transactions contemplated by this Plan of Merger.

                           Continuing Accuracy of Representatives and
                  Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Plan, VRB will not take any action which would cause or constitute a breach of any of the representations or warranties of VRB contained in this Plan or which would cause any such representations or warranties, if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby or is expressly limited to a state of facts existing at a time prior to the occurrence of such event). In the event of, and promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, VRB will give detailed written notice thereof to Colonial Bank and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.


                           Updating Schedules. During the period between the
                  date hereof and the earlier of the Effective Date or the termination of this Plan, VRB will, from time to time and as appropriate to ensure that the schedules provided to Colonial Bank remain at all times accurate and complete, to and including the Effective Date, promptly supplement the schedules. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of this Plan shall not be deemed a modification of VRB's representations or warranties contained herein.


                           Other Actions. VRB covenant and agree to execute,
                  file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Plan of Merger.


         5.5 Employee Benefit Plans. (a) Within a reasonable time after the Effective Date, VRB shall provide to employees who formerly were employees of Colonial Bank employee benefits, including but not limited to pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, vacation benefits, travel accident plans, medical and hospitalization plans and long-term disability plans, on the same basis as provided to similarly situated employees of VRB and without any exclusion or reduction by reason of any pre-existing condition. From and after the Effective Date, and until VRB has accomplished the actions contemplated by the preceding sentence, employees who were employees of Colonial Bank immediately prior to the Effective Time shall be provided with employee benefits under employee benefit plans of Colonial Bank, or a combination of benefit plans of VRB and Colonial Bank, as may be reasonably appropriate in order to accomplish an orderly transition of benefits. From and after the Effective Date, employees who were employees of Colonial Bank immediately prior to the Effective Date shall receive full credit for all purposes under such plans for their length of service prior to the Effective Date with Colonial Bank (and any predecessors thereto) except for vesting purposes with respect to VRB's matching contributions for such employees under its 401(k) plan; provided, however, previous Colonial Bank employees completing two consecutive years of full time employment with VRB will receive credit for prior service with Colonial Bank for the purpose of vesting under VRB's 401(k) plan.

                  (b) VRB agrees to honor in accordance with their terms (i) all Colonial Bank Employee Benefit Plans and (ii) all contracts, arrangements, commitments, or understandings described in Schedule 2.23, and (iii) all benefits vested thereunder as of the Effective Date, including without limitation, accrued vacation pay. The provisions of this Section 5.5 are intended to be for the benefit for, and enforceable by, each of the beneficiaries of or parties to such plans, contracts, arrangements, commitments, and understandings. Nothing herein, however, shall be deemed to require VRB to continue such benefit plans.

         5.6 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including without limitation, any such claim, action, suit, proceeding, or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director, officer, or employee of Colonial Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Colonial Bank or any of its predecessors or (ii) this Agreement, the Stock Option Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Date, VRB shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with VRB; provided, however, that (1) VRB shall have the right to assume the defense thereof and upon such assumption VRB shall not be liable to any Indemnified Party for any legal expenses of other counsel or other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if VRB elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between VRB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with VRB, and VRB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) VRB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, VRB shall be obligated to pay for such separate counsel, (3) VRB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) VRB shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification for such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding, or investigation, shall notify VRB thereof, provided that the failure to so notify shall not affect the obligations of VRB under this Section
5.6 except to the extent such failure to so notify materially prejudices VRB. VRB's obligations under this Section 5.6 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim and provided further that VRB shall have the right of set-off against any payments required to be made by VRB to an Indemnified Party pursuant to this Section 5.6(a) to the extent that such Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors' and officers' liability insurance policy maintained by Colonial Bank. Excluded from the above indemnification are any claims made by VRB pursuant to this Plan of Merger, claims (i) based upon a violation of federal banking regulations including Regulation O, (ii) not permitted by ORS 707.746, or (iii) enumerated in ORS 707.110(5)(c)(A)-(D).

                  (b) VRB shall purchase or cause to be purchased one year of extended discover coverage under Colonial Bank's current directors' and officers' liability insurance policy maintained by Colonial Bank following the Effective Date of the Plan of Merger.

                  (c) In the event VRB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of VRB assume the obligations set forth in this section.

                  (d) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                                 .CONDITIONS TO
OBLIGATIONS OF VRB

         The obligation of VRB under this Plan of Merger to consummate the Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by VRB in writing and not required by law):

                           Shareholders Approvals. Approval of this Plan of
                  Merger by the stockholders of Colonial Bank and holders of fewer than five percent of Colonial Bank Stock shall have voted against and otherwise taken steps to perfect their dissenter appraisal rights.


                           No Litigation. Absence of any suit, action, or
                  proceeding (made or threatened) against VRB, Colonial Bank, or any of their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Plan of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of Resultant Bank after consummation of the Merger; or seeking to subject the parties to this Plan of Merger or any of their officers or directors to any liability, fine, forfeiture or penalty on the grounds that the parties hereto or their directors or officers have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Plan of Merger.


                           No Banking Moratorium. Absence of a banking
                  moratorium or other suspension of payment by banks in the United States or any new limitation on extension of credit by commercial banks in the United States.


                           Regulatory Approvals. Procurement of all consents,
                  orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by the FDIC and the Oregon Director of the transaction contemplated by this Plan of Merger, without the imposition of any materially burdensome conditions other than conditions routinely imposed in similar circumstances, and the expiration of all regulatory waiting periods.


                  Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Plan of Merger.


                           Opinion of Counsel. Receipt by VRB of a favorable
                  opinion by Miller, Nash, Wiener, Hager & Carlsen LLP, counsel to Colonial Bank, in form and substance reasonably satisfactory to VRB and its counsel, to the effect that, except as disclosed pursuant to this Plan of Merger:


                  (a) Colonial Bank is a state chartered bank, duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business in the manner being conducted on the Effective Date;

                  (b) Colonial Bank has all requisite corporate power and authority to execute, deliver and perform its obligations under the Plan of Merger; the execution, delivery and performance of the Plan of Merger, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of Colonial Bank; and the Plan of Merger has been duly executed and delivered by Colonial Bank and constitute the legal, valid, and binding obligation of Colonial Bank, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles; and

                  (c) The authorized capital stock of Colonial Bank consists of 2,000,000 shares of common stock ($5.00 par value) and 160,857 shares of preferred stock ($10.50 par value) of which 235,993 shares of common stock and 143,008 shares of preferred stock have been duly issued and are validly outstanding, fully paid and nonassessable except as provided by the Oregon Bank Act. Such shares are the only shares of capital stock of Colonial Bank authorized, issued or outstanding; and to the best of counsel's knowledge, Colonial Bank is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any shares of capital stock or any equity interest in Colonial Bank. None of the shares of common stock has been issued in violation of the preemptive rights of any stockholder.

                           Acquisition of IBC Shares. The acquisition by VRB of
                  all outstanding IBC shares (and the conversion or cancellation of all IBC Options) pursuant to the Stock Option Agreement and the subsequent liquidation of IBC.

         6.8 Continuing Accuracy of Representations and Warranties. Except as expressly contemplated hereby, the representations and warranties of Colonial Bank being true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date, except as to representations and warranties that are made as of a particular time.

         6.9 Compliance with Covenants and Conditions. Compliance by Colonial Bank in all material respects with all agreements, covenants and conditions on its part required by this Plan to be performed or complied with prior to or at the Effective Date.

         6.10 No Adverse Changes. Between June 30, 1997 and the Effective Date, the absence of any material adverse change in the business, assets, liabilities, income, or conditions, financial or otherwise, of Colonial Bank, except changes contemplated by this Plan and such changes as may have been previously approved in writing by VRB.

         6.11 Reserve for Loan Losses. Prior to the Effective Date, and if requested as of December 31, 1997 if all regulatory approvals have been received and closing is anticipated early January 1998, Colonial Bank shall make a provision sufficient to increase its loan loss reserves to 1.75% of its outstanding loans. Any such provision shall not, however, be deemed a material adverse change to Colonial Bank's income or financial condition for purposes of
Section 6.10, or otherwise form a basis for any breach or failure of condition and shall not serve as a basis for any assertion that the current reserve is inadequate.

         6.12 Certificate. Receipt by VRB of a Certificate of the President and the Chief Financial Officer of Colonial Bank, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 6.1, 6.2, 6.4, 6.5, 6.8. 6.9, 6.10 and 6.11 hereof, and such other matters with respect to the fulfillment by Colonial Bank of any of the conditions of this Plan as VRB may reasonably request.

         6.13 Minimum Net Worth. The total adjusted stockholders equity of Colonial Bank as of the Effective Date will not be less than $7,497,700. The adjusted stockholders equity of Colonial Bank for purposes of this condition will be the book value of Colonial Bank (consisting of preferred stock, common stock, surplus, and accumulated undivided profits including any current period profit loss) as shown on its accounting records at the Effective Date after adjustments necessary to reflect the application of generally accepted accounting principles applied on a basis consistent with their application in prior periods, but not reflecting (i) any loan loss provision that may be requested by VRB under Section 6.11 to increase Colonial Bank's loan loss reserve from the level required by Section 2.25, (ii) the amount and effect of any cash payments to cancel outstanding stock options pursuant to Section 4.11, or (iv) other payments or accruals contemplated by or in connection with this Plan of Merger.

         6.14 Severance Agreements. The Severance Agreements between VRB and each of Rollie Hutton and John Linton shall be executed and delivered with no material default existing thereunder.

 .        CONDITIONS TO OBLIGATIONS OF COLONIAL BANK

         The obligations of Colonial Bank under this Plan of Merger to consummate the merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Colonial Bank in writing and not required by law):

                           Shareholder Approval. Approval of this Plan of Merger
                  by the stockholders of Colonial Bank.


                           No Litigation. Absence of any suit, action, or
                  proceeding (made or threatened) against Colonial Bank or its directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Plan of Merger or the transactions contemplated thereby; or seeking to subject any of them or their officers or directors to any liability, fine, forfeiture or penalty on the grounds that such parties have violated or will violate their fiduciary duties to their shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Plan of Merger.


                           No Banking Moratorium. Absence of a banking
                  moratorium or other suspension of payment by banks in the United States or any new limitation on extension of credit by commercial banks in the United States.


                           Regulatory Approvals. Procurement of all consents,
                  orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by the FDIC and the Oregon Director of the transaction contemplated by this Plan of Merger and the expiration of all regulatory waiting periods.


                           Other Consents. Receipt of all other consents and
                  approvals necessary for consummation of the transactions contemplated by this Plan of Merger.


                           Opinions of Counsel. Receipt by Colonial Bank of a
                  favorable opinion of Foster Pepper & Shefelman PLLC, counsel to VRB, dated as of the Effective Date, in form and substance satisfactory to Colonial Bank and its counsel to the effect that:

                  (a) VRB is a state chartered bank, duly organized and validly existing under the laws of the state of Oregon, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner being conducted on the Effective Date;

                  (b) VRB has all requisite corporate power and authority to execute, deliver and perform its obligations under the Plan of Merger; the execution, delivery and performance of the Plan of Merger and the consummation of the transactions contemplated thereby, has been duly authorized by all requisite corporate action; and the Plan of Merger has been duly executed and delivered by VRB and constitute the legal, valid and binding obligation, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles; and

                  (c) All required notifications and filings with and consents and approvals of governmental authorities have been given or obtained and all required waiting periods have expired.

                           Corporate Documents. Receipt by Colonial Bank of:


                  (a) Copy certified by the appropriate governmental officer of the Articles of Incorporation of VRB;

                  (b) A current good standing certificate for VRB issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

                  (c) Copy certified by the Secretary of the Bylaws of VRB as amended to date and of the resolutions adopted by the Board of Directors approving this Plan of Merger.

                           Continuing Accuracy with Representations and
                  Warranties. Except as contemplated hereby, the representations and warranties of VRB being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date.


                           Compliance with Covenants and Conditions. VRB having
                  complied with all agreements, covenants and conditions on its part required by this Plan to be performed or complied with prior to or at the Effective Date.


                           Certificates. Receipt by Colonial Bank of a
                  Certificate of the President and Chief Financial Officer of VRB dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 7.4,

                  7.5, 7.8 and 7.9 hereof and such other matters with respect to the fulfillment by VRB of any of the conditions of this Plan as Colonial Bank may reasonably request.


         7.11 Deposit of Funds. Cash in the amount necessary to fund the payments to be made to Colonial Bank shareholders shall have been placed in a designated deposit account within VRB for the benefit of the shareholders of Colonial Bank.

                                    .CLOSING

         The transactions contemplated by this Plan of Merger will close in the office of Foster Pepper & Shefelman PLLC at such time and on such date (but not prior to January 1, 1998) within seven (7) days following the satisfaction of all conditions prior to closing set forth in Sections 6 and 7 (not waived or to be satisfied by delivery of documents or opinions or a state of facts to exist at closing), as set by notice from VRB to Colonial Bank or such other time and place as the parties may agree.

                                  .TERMINATION

                           Procedure for Termination. This Plan may be
                  terminated before the Effective Date:


                  (a) By the mutual consent of the Boards of Directors of VRB and Colonial Bank acknowledged in writing;

                  (b) By VRB or Colonial Bank acting through their Boards of Directors upon written notice to the other parties, if (i) at the time of such notice the party giving the notice is not in default under this Plan and the Merger shall not have become effective by March 31, 1998 (or such later date as shall have been agreed to in writing by VRB and Colonial Bank acting through their respective Boards of Directors) or (ii) shareholders of Colonial Bank holding at least two-thirds of the Colonial Bank Shares shall have failed to approve this Plan of Merger at a meeting held for such purpose; or

                  (c) By VRB, acting through its Board of Directors upon written notice to Colonial Bank, if there has been a material misrepresentation or material breach on the part of Colonial Bank in its representations and warranties set forth herein or if there has been any material failure on the part of Colonial Bank to comply with its obligations and covenants hereunder which misrepresentation, breach or failure is not cured within thirty (30) days after notice to Colonial Bank of such misrepresentation, breach or failure; or by Colonial Bank, acting through its Board of Directors upon written notice to VRB, if there has been a material misrepresentation or material breach by VRB in its representations and warranties set forth herein or if there has been a material failure on the part of VRB to comply with its obligations and covenants hereunder which misrepresentation, breach or failure is not cured within thirty (30) days after notice to VRB of such misrepresentation, breach or failure.

                           Effect of Termination. In the event this Plan is
                  terminated pursuant to Section 9.1(a) or 9.1(b), it shall become wholly void and of no further force and effect and there shall be no liability on the part of any party as a result of such termination or abandonment, except in the event prior notice of misrepresentation, breach, or failure has been given under Section 9.1(c).


         If the Plan is terminated by Colonial Bank pursuant to Section 9.1(c), VRB shall pay to Colonial Bank its reasonable out-of-pocket costs plus the sum of $250,000 to compensate it for the expenses and effort taken to enter into and attempt to consummate the transactions.

         If the Plan is terminated by VRB pursuant to Section 9.1(c), Colonial Bank agrees to pay to VRB its reasonable out-of-pocket costs plus the sum of $250,000 to compensate it for the expenses and effort taken to enter into and attempt to consummate the transactions.

                           Documents from Colonial Bank. In the event of
                  termination of this Plan, VRB will promptly deliver to Colonial Bank all originals and copies of documents and work papers obtained by VRB from Colonial Bank, whether so obtained before or after the execution hereof, and will not use any information so obtained, and will not disclose or divulge such information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process; and provided further that VRB shall not be obligated to treat as confidential any such information which is publicly available or readily ascertainable from public sources, or which was known to VRB at the time that such information was disclosed to it by Colonial Bank or which is rightfully received by VRB from a third party. The obligations arising under this Section 9.3 shall survive any termination or abandonment of this Plan.


                           Documents from VRB. In the event of termination of
                  this Plan, Colonial Bank will promptly deliver to VRB all originals and copies of documents and work papers obtained by Colonial Bank from VRB, whether so obtained before or after the execution hereof, and will not use, disclose or divulge any information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law, regulation or judicial or regulatory process; and provided further, Colonial Bank shall not be obligated to treat as confidential any information which is publicly available or readily ascertainable from public sources, or which was known to Colonial Bank at the time that such information was disclosed to it by VRB or which is rightfully received by Colonial

                  Bank from a third party. The obligations arising under this
                  Section 9.4 shall survive any termination or abandonment of this Plan.

                                                         .MISCELLANEOUS
PROVISIONS

                           Amendment or Modification. Prior to the Effective
                  Date, this Plan of Merger may be amended or modified, either before or after approval by the shareholders of Colonial Bank, only by an agreement in writing executed by the parties hereto upon approval of their respective boards of directors; provided, however, that no such amendment or modification shall decrease the amount or modify the form of consideration to be received by the Colonial Bank shareholders pursuant to this Plan of Merger without the approval of the Colonial Bank shareholders.


                           Public Statements. No party to this Plan shall issue
                  any press release or other public statement concerning the transactions contemplated by this Plan without first providing the other party hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this section shall not be construed as limiting the parties from communications consistent with the purposes of this Plan, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Plan of Merger.


                           Confidentiality. Each party shall use the non-public
                  information that it obtains from the other parties to this Plan solely for the effectuation of the transactions contemplated by this Plan of Merger or for other purposes consistent with the intent of the Plan of Merger and shall not use any such information for other purposes, including but not limited to the competitive detriment of the other parties. Each party shall maintain strictly confidential all non-public information it receives from the other party and shall, upon termination of this Plan prior to the Effective Date, return such information in accordance with Sections 9.3 and 9.4 hereof. The provisions of this section shall not prohibit the use of information consistent with the provisions of those sections or to prohibit disclosure of information to the party's respective counsel, accountants, tax advisors, and consultants, provided that those parties also agree to maintain such information confidential in accordance with this section and Sections 9.3 and 9.4 hereof, or to banking regulators from whom consent is required.

                           Waivers and Extensions. Each of the parties hereto
                  may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.


                           Expenses. Each of the parties hereto shall pay their
                  respective expenses in connection with this Plan of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.


                           Binding Effect, No Assignment. This Plan and all the
                  provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Plan nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.


                           Representations and Warranties. The respective
                  representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall not survive the closing hereof.


                           Remedies. Except for claims based upon fraud of the
                  parties or their representatives, or as provided in Section 9.2, the only remedy available to any party hereunder is for specific performance.


                           No Benefit to Third Parties. Nothing herein expressed
                  or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof, except the provisions of Article I for the benefit of the shareholders of Colonial Bank and the provisions of Sections 5.5 and 5.6..


                           Notices. Any notice, demand or other communication
                  permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile to the respective parties at their addresses or telephone numbers set forth below:


                  If to VRB:

                           Valley of the Rogue Bank
                           P.O. Box 1046
                           Rogue River, Oregon 97537
                           Attn: Tom Anderson, Executive Vice President
                           Fax:  541-582-6950


                  Copies of Notices to VRB to:

                           Kenneth E. Roberts, Esq.
                           Foster Pepper & Shefelman PLLC
                           One Main Place, 15th Floor
                           101 S.W. Main Street
                           Portland, OR 97204-3223
                           Fax: 1-800-601-9234

                  If to Colonial Bank:

                           Colonial Bank
                           117 N.E. "F" Street
                           P.O. Box 971
                           Grants Pass, Oregon 97526
                           Attn: Rollie Hutton, President/CEO
                           Fax:  541-474-4529

                  Copies of Notices to Colonial Bank to:

                           Miller, Nash, Wiener, Hager &  Carlsen LLP
                           3500 U.S. Bancorp Tower
                           111 S.W. Fifth Avenue
                           Portland, Oregon  97204-3699
                           Attn:  John J. DeMott
                           Fax:  (503) 224-0155

         Any party from time to time may change such address or facsimile telephone number by so notifying the other parties hereto of such change, which address or number shall thereupon become effective for purposes of this section.

                           Governing Law. This Plan shall be governed by and
                  construed in accordance with the laws of the State of Oregon.


                           Entire Agreement. This Plan, including all of the
                  schedules and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the merger and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.


                           Headings. The article and section headings in this
                  Plan are for the convenience of the parties and shall not affect the interpretation of this Plan.


                           Counterparts. At the convenience of the parties, this
                  Plan may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Plan of Merger.

                           Non-Competition Agreement. Each member of the Board
                  of Directors of Colonial Bank signing at the end of this Plan (except Messrs. Hutton and Linton who have separate Severance Agreements) severally agrees that such member will not, for a period of one year following the Effective Date, engage in the business of banking in Jackson or Josephine County, Oregon, in any manner associated with any financial institution other than the Resultant Bank with offices or branches in Jackson or Josephine Counties, Oregon, whether directly or indirectly, alone or as a member of a partnership, or as an officer, director, stockholder or employee. Ownership of less than three percent of the stock of a publicly traded corporation shall not be deemed to be prohibited by this provision.


         10.16 Arbitration. Any claim or controversy arising out of this Plan or the breach thereof shall be settled by arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The Arbitration shall be held in Multnomah County, Oregon. The arbitration award may be entered as a judgment in any court or courts with proper jurisdiction. The prevailing party in such arbitration proceedings shall be entitled to attorney's fees, or as determined by the arbitrator.

         IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Plan of Merger to be executed by its duly authorized officers.

         VALLEY OF THE ROGUE BANK                             COLONIAL BANKING COMPANY


By:                                                   By:

         William Haden, President                             Rollie Hutton, President


By:                                                   By:

         Tom Anderson, Exec. Vice President                   John Linton, Exec. Vice President

The undersigned, Members of the Board of Directors and Shareholders of Colonial Bank Company execute this Plan of Merger for the limited purpose of Sections 2.32, 4.10, and 10.15 hereof.




Morry Burford                                     Georgette Brown




Robert Douglas                                    William Fisher




Rollie Hutton                                     Jerry Lausmann




Rex Titus                                         Howard Wagner



    INVESTORS BANKING CORPORATION


By:
    Morry Burford, President

                                    EXHIBIT A

                                DISSENTERS RIGHTS

         ORS 711.045

         (1) Any stockholder of an Oregon stock bank who dissented to a transaction listed under section 280(1) of this 1997 Act and who desires to receive the value in cash of those shares, shall make written demand upon the Oregon stock bank or its successor and accompany the demand with the surrender of the share certificates, properly indorsed within 30 days after the stockholders' meeting at which a vote to approve such transaction involving an Oregon stock bank was taken. Any stockholder failing to make written demand within the 30-day period shall be bound by the terms of the proposed plan of merger, plan of share exchange or acquisition transaction agreement.

         (2) Within 30 days after a transaction listed under section 280(1) of this 1997 Act is effected, the Oregon stock bank or its successor shall give written notice thereof to each dissenting stockholder who has made demand under this section at the address of the stockholder on the stock record books of the Oregon stock bank, and shall make a written offer to each such stockholder to pay for the shares at a specified price in cash determined by the Oregon stock bank or its successor to be the fair value of the shares as of the effective date of the transaction. The notice and offer shall be accompanied by a statement of condition of the Oregon stock bank, the shares of which the dissenting stockholder held, as of the latest available date and not more than four months prior to the consummation of the transaction, and a statement of income of the Oregon stock bank for the period ending on the date of the statement of condition.

         (3) Any stockholder who accepts the offer of the Oregon stock bank or its successor within 30 days following the date on which notice of the offer was mailed or delivered to dissenting stockholders shall be paid the price per share offered, in cash, within 30 days following the date on which the stockholder communicates acceptance in writing to the Oregon stock bank or its successor. Upon payment, the dissenting stockholder shall cease to have any interest in the shares previously held by the stockholder.

         (4) If, within 30 days after notice of the offer, one or more dissenting stockholders do not accept the offer of the Oregon stock bank or its successor or if no offer is made, then the value of the shares of the dissenting stockholders who have not accepted the offer shall be ascertained, as of the effective date of the transaction, by an independent, qualified appraiser chosen by the Director of the Department of Consumer and Business Services. The valuation determined by the appraiser shall govern and the appraiser's valuation of such shares shall not be appealable except for one or more of the reasons set forth in ORS 36.355(1). Any such appeal must be made within 30 days after the date of the appraiser's valuation and is subject to ORS 183.415 to 183.500. The Oregon stock bank or its successor shall pay the dissenting shareholders the appraised value of the shares within 30 days after the date the appraiser sends the Oregon stock bank or its successor written notice of the appraiser's valuation.

         (5) The director shall assess the reasonable costs and expenses of the appraisal proceeding equally to the Oregon stock bank or its successor and to the dissenting shareholders, as a group, if the amount offered by the Oregon stock bank or its successor is between 85 percent and 115 percent of the appraised value of the shares. The director shall assess the reasonable costs and expenses of the appraisal proceeding and the reasonable costs and expenses, including attorney fees and costs, of the Oregon stock bank or its successor to the dissenting stockholders, as a group, if the amount offered by the Oregon stock bank or its successor is 115 percent or more of the appraised value of the shares. The director shall assess the reasonable costs and expenses of the appraisal proceeding and the reasonable costs and expenses, including attorney fees and costs, of the dissenting shareholders, as a group, to the Oregon stock bank or its successor if the amount offered by the Oregon stock bank or its successor is 85 percent or less of the appraised value of the shares. The director's decision regarding assessment of fees and costs may be appealed as provided in ORS 183.415 to 183.500.

         (6) Amounts required to be paid by the Oregon stock bank or its successors, or the dissenting shareholders under this section shall be paid within 30 days after the director's assessment of any fees or costs becomes final or, if the director's decision is appealed, within 30 days after a final determination of such fees and costs is made.

         (7) The director may require, as a condition of approving a transaction listed in section 280(1) of this 1997 Act, the replacement of all or a portion of the stockholders' equity of an Oregon stock bank expended in payment to dissenting stockholders under this section.

         (8) A stockholder may not receive the fair value of the stockholder's shares under this section:

                  (a) If the plan of merger provides that all stockholders of the resulting insured stock institution receive common stock of a holding company pursuant to a merger with an interim Oregon stock bank chartered under ORS 707.025, and the stockholder's Oregon stock bank and the interim Oregon stock bank are the only parties to the merger; or

                  (b) If the shares held by the dissenting stockholder immediately before the effective date of a transaction listed in section 280(1) of this 1997 Act are listed on any national securities exchange or are included on the list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System.

1997 Or. Laws Ch.  ; Sections 280 - 282.

        Section 280

         (1) A stockholder of an Oregon stock bank may dissent from the following:

                  (a) A plan of merger pursuant to which the Oregon stock bank is not the resulting insured institution;

                  (b) A plan of merger pursuant to which the Oregon stock bank is the resulting insured stock institution and the number of its voting shares outstanding immediately after the merger, plus the number of shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will exceed by more than 20 percent the total number of voting shares of the resulting insured stock institution outstanding immediately before the merger;

                  (c) A plan of share exchange pursuant to which the Oregon stock bank in which the stockholder owns shares is acquired; and

                  (d) An acquisition transaction requiring such stockholder's approval pursuant to section 297(5) of this 1997 Act.

         (2) To perfect a stockholder's right to dissent to a transaction described in subsection (1) of this section, the stockholder must send or deliver a notice of dissent to the Oregon stock bank prior to or at the meeting of the stockholders at which the transaction is submitted to a vote, or the stockholder must vote against such transaction.

         (3) A stockholder shall not dissent as to less than all the shares registered in the name of the stockholder, except a stockholder holding, as a fiduciary or nominee, shares registered in the stockholder's name for the benefit of more than one beneficiary, may dissent as to less than all of the shares registered in the fiduciary or nominee's name if any dissent as to the shares held for a beneficiary is made as to all the shares held by the fiduciary for that beneficiary or nominee. The fiduciary's rights shall be determined as if the shares to which the fiduciary has dissented and the other shares are registered in the names of different stockholders.

         Section 281.

         (1) A dissenting stockholder making a demand under ORS 711.045 may withdraw the demand if:

                  (a) The Oregon stock bank or its successor consents to the withdrawal; or

                  (b) The dissenting stockholder pays such stockholder's pro rata share of the appraisal costs and the Oregon stock bank's reasonable costs and expenses, including attorney fees and costs.

         (2) When a dissenting stockholder withdraws the demand under subsection
(1) of this section, the stockholder's status as a stockholder shall be restored, without prejudice to any corporate proceedings taking place in the interim.

         Section 282.

         If a merger, conversion or acquisition of an Oregon bank involves a trust company, the Director of the Department of Consumer and Business Services shall not approve the merger, conversion, or acquisition until satisfied that adequate provision has been made for successor fiduciaries.